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                                                                   Exhibit 23.1

           Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genworth Life and Annuity Insurance Company:

We consent to the use of our reports with respect to the consolidated financial statements and all related financial statement schedules, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading "Experts" in this prospectus.

Our reports on the consolidated financial statements and schedules dated March 12, 2007 refer to a change in the method of accounting for certain nontraditional long-duration contracts and separate accounts in 2004.


/s/ KPMG LLP


Richmond, Virginia
March 21, 2007